EXHIBIT 5.1

FULBRIGHT & JAWORSKI L.L.P.

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

TELEPHONE: (713) 651-5151

FAX: (713) 651-5246

May 9, 2005

TEPPCO Partners, L.P.

2929 Allen Parkway

P.O. Box 2521

Houston, Texas 77252-2521

Dear Sirs:

We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of up to 7,015,000 units (including an option to purchase up to 915,000 units) representing limited partner interests in the Partnership (the “Units”). We refer to the registration statement on Form S-3 (Registration No. 333-110207) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on November 3, 2003, including the base prospectus (the “Prospectus”) contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on May 6, 2005, relating to the offering of the Units.

As counsel to the Partnership, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated May 5, 2005, between the Partnership and Citigroup Global Markets Inc., UBS Securities LLC, Lehman Brothers, Inc., A.G. Edwards & Sons, Inc., Sanders Morris Harris, Inc., Wachovia Capital Markets, LLC, and KeyBanc Capital Markets, as Underwriters (the “Underwriting Agreement”).

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Units will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas, and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.